Exhibit 99.1

News Announcement	For Immediate Release

CONTACT:
B. Caroline Beasley, Chief Financial Officer Beasley Broadcast Group, Inc. 239/263-5000; email@bbgi.com	Joseph N. Jaffoni, Ratula Roy Jaffoni & Collins Incorporated 212/835-8500 or bbgi@jcir.com

BEASLEY BROADCAST GROUP REPORTS SECOND QUARTER

REVENUE OF $23.6 MILLION AND DILUTED EPS OF $0.03

NAPLES, Florida, August 4, 2009 – Beasley Broadcast Group, Inc. (Nasdaq: BBGI), a large- and mid-size market radio broadcaster, today announced operating results for the three- and six-month periods ended June 30, 2009 as summarized below:

Summary of Second Quarter and Year-to-date Results

	Three Months Ended June 30,		Six Months Ended June 30,
In millions, except per share data	2009	2008	2009	2008
Net revenue	$23.6	$31.0	$46.2	$60.4
Operating income	4.0	6.2	6.5	11.0
Station operating income (SOI - non-GAAP)	6.7	9.3	12.1	17.4
Net income	0.7	2.4	0.7	3.6
Net income per diluted share	$0.03	$0.10	$0.03	$0.15

The $7.4 million, or 24.0% net revenue decline during the three months ended June 30, 2009, compared with the same period in 2008 primarily reflects lower net revenue at ten of the Company’s eleven station clusters related to the overall downturn in advertising spending due to the impact of the current economic recession. Approximately 62% of the 2009 second quarter revenue decline was related to the Company’s Miami-Fort Lauderdale, Philadelphia and Las Vegas market clusters.

The decline in 2009 second quarter operating income reflects the impact of the revenue decline which more than offset company-wide cost containment measures which collectively resulted in a 21% reduction in total costs and expenses including a 17% reduction in costs of services, a 27% reduction in selling, general and administrative (including stock-based compensation) expenses and a 15% reduction in corporate general and administrative (including stock-based compensation) expenses.

Second quarter 2009 station operating income (SOI), a non-GAAP financial measure, fell $2.6 million, or 28% from the 2008 second quarter as the lower net revenues in the period more than offset a 22.2% decline in station operating expenses.

The 2009 second quarter net income and net income per basic and diluted share reflects the lower operating income and a $0.7 million increase in interest expense as a result of increased borrowing costs resulting from an amendment to the Company’s credit agreement during the 2009 first quarter and swap agreements the Company entered during the second and third quarters of 2008 which more than offset a reduction in borrowings including voluntary pre-payments.

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Beasley Broadcast Group, 8/4/09	page 2

Please refer to the “Calculation of SOI,” and “Reconciliation of SOI to Net Income,” tables at the end of this announcement for a discussion regarding SOI calculations.

Commenting on the results, George G. Beasley, Chairman and Chief Executive Officer, said, “The deep recession has caused consumers and businesses to significantly reduce discretionary spending, and as a result, ad budgets are believed to have reached the lowest levels in decades. The economies in key Beasley markets including Miami, Las Vegas and Fort Myers-Naples remain unsettled due to severe real estate downturns, while our stations in all markets faced ongoing declines in important advertising segments such as auto and retail. Notwithstanding the weak operating environment, the Company’s interactive and ‘off-air’ quarterly revenues continued to grow with revenue from these sources rising 4.9% over the year-ago period to approximately $1.5 million; the Company again achieved bottom line profitability based largely on our expense management initiatives; and, we reduced our total bank debt to $171.0 million from $173.5 million at the end of the first quarter.

“During the quarter Beasley continued to take the necessary steps to reduce costs at both the station and corporate levels, resulting in a 21% reduction of total costs and expenses compared with year ago levels. Furthermore, during the quarter, we entered into an agreement to divest KBET-AM and certain assets of KCYE-FM and KFRH-FM in our Las Vegas market cluster, and once completed we intend to move KCYE-FM’s popular Coyote country format to the KFRH-FM frequency. We are confident that this will prove to be an attractive strategic and financial transaction for our shareholders, while reflecting our long-term commitment to the Las Vegas market.

“While unfavorable market conditions persist, we’ve taken significant steps company-wide to cut costs not vital to our sales and programming efforts. The benefit of this approach is highlighted by our profitability and debt reduction throughout the first half of 2009 and Beasley remains positioned with the right combination of resources, cost and operating disciplines to benefit as radio advertising demand rebounds.”

Webcast Information

The Company will host a webcast today, August 4, 2009, at 11:00 a.m. ET to discuss its financial results and operations. Interested parties may access the webcast at the Company’s web site at www.bbgi.com. Questions from analysts and institutional investors may be e-mailed to ir@bbgi.com at any time up until 10:00 a.m. ET today. Management will answer as many questions as possible during the webcast. Following its completion, a replay of the webcast can be accessed for five days on the Company’s web site, www.bbgi.com.

Founded in 1961, Beasley Broadcast Group, Inc. is a radio broadcasting company that owns or operates 44 stations (27 FM and 17 AM) located in eleven large- and mid-size markets in the United States.

Definitions

Station Operating Income (SOI) consists of net revenue less station operating expenses. We define station operating expenses as cost of services and selling, general and administrative expenses. SOI is a financial measure of performance that is not calculated in accordance with U.S. generally accepted accounting principles, which we refer to as GAAP. We use this non-GAAP financial measure for internal budgeting purposes. We also use SOI to make decisions regarding the possible acquisition or disposition of radio stations. SOI excludes corporate-level costs and expenses and depreciation and amortization, which may be material to an assessment of the Company’s overall operating performance. Management compensates for this limitation by separately considering the impact of

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Beasley Broadcast Group, 8/4/09	page 3

these excluded items to the extent they are material to operating decisions or assessments of the Company’s operating performance. Moreover, the corresponding amounts of the non-cash and corporate-level costs and expenses excluded from the calculation are available to investors as they are presented on our statements of operations contained in our periodic reports filed with the Securities and Exchange Commission (SEC).

SOI is a measure widely used in the radio broadcast industry. While the Company recognizes that because SOI is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures employed by other companies. Management believes that SOI provides meaningful information to investors because it is an important measure of how effectively we operate our business (i.e., operate radio stations) and assists investors in comparing our operating performance with that of other radio companies.

Note Regarding Forward-Looking Statements:

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “intends,” “expects,” “expected,” “anticipates” or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in our reports filed with the SEC including in our Annual Report on Form 10-K for the year ended December 31, 2008. Readers should note that forward-looking statements are subject to change and to inherent risks and uncertainties and may be impacted by several factors, including: a continuation or worsening of the current economic downturn and regulatory changes, the effect of radio station acquisitions or dispositions that we may make, the loss of key personnel, a downturn in the performance of our radio stations, our substantial debt levels and changes in the radio broadcast industry generally. Our actual performance and results could differ materially because of these factors and other factors discussed in the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” of our SEC filings, including but not limited to annual reports on Form 10-K or quarterly reports on Form 10-Q, copies of which can be obtained from the SEC, www.sec.gov, or our website, www.bbgi.com. All information in this release is as of August 4, 2009, and we undertake no obligation to update the information contained herein to actual results or changes to our expectations.

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Beasley Broadcast Group, 8/4/09	page 4

BEASLEY BROADCAST GROUP, INC.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30		Six Months Ended June 30,
	2009	2008	2009	2008
Net revenue	$23,604,628	$31,039,094	$46,168,496	$60,406,475

Costs and expenses:
Cost of services (including stock-based compensation and excluding depreciation and amortization) (1) (2)	8,214,997	9,890,270	16,090,523	19,228,344
Selling, general and administrative (including stock-based compensation) (1) (3)	8,680,502	11,839,447	17,991,774	23,803,950

Corporate general and administrative (including stock-based compensation) (4)	2,020,146	2,372,908	4,159,281	4,894,170
Depreciation and amortization	724,840	721,918	1,455,777	1,437,866

Total costs and expenses	19,640,485	24,824,543	39,697,355	49,364,330
Operating income	3,964,143	6,214,551	6,471,141	11,042,145
Interest expense	(2,779,759)	(2,119,795)	(4,795,424)	(4,794,400)
Loss on extinguishment of long-term debt (5)	11,358	—	(513,642)	—
Other non-operating expenses	(1,489)	44,350	(35,075)	(177,650)
Interest income	84,543	93,982	163,120	197,904
Other non-operating income	18,962	11,200	22,712	51,094

Income before income taxes	1,297,758	4,244,288	1,312,832	6,319,093
Income tax expense	588,896	1,835,512	596,026	2,723,529

Net income	$708,862	$2,408,776	$716,806	$3,595,564

Basic and diluted net income per share	$0.03	$0.10	$0.03	$0.15

Dividends declared per common share	—	$0.06	—	$0.13

Basic common shares outstanding	22,342,810	23,270,054	22,315,945	23,255,988

Diluted common shares outstanding	22,402,166	23,300,854	22,370,739	23,287,745

(1)	We refer to “Cost of services,” and “Selling, general and administrative” together as “station operating expenses” for the “Calculation of SOI” and “Reconciliation of SOI to Net Income” below.
(2)	Includes stock-based compensation of $202 and $1,082 for the three months ended June 30, 2009 and 2008, respectively and $504 and $2,164 for the six months ended June 30, 2009 and 2008, respectively.
(3)	Includes stock-based compensation of $15,112 and $35,937 for the three months ended June 30, 2009 and 2008, respectively and $37,061 and $98,522 for the six months ended June 30, 2009 and 2008, respectively.
(4)	Includes stock-based compensation of $227,992 and $350,569 for the three months ended June 30, 2009 and 2008, respectively and $499,055 and $785,660 for the six months ended June 30, 2009 and 2008, respectively.
(5)	We recorded a loss on extinguishment of long-term debt of $0.5 million, or $0.01 per diluted share on an after tax basis, related to a credit agreement amendment during the first quarter of 2009.

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Beasley Broadcast Group, 8/4/09	page 5

Selected Balance Sheet Data - Unaudited

(in thousands)

	June 30, 2009	December 31, 2008
Cash and cash equivalents	$4,875	$3,454
Working capital	13,283	13,475
Total assets	264,352	264,636
Long term debt, less current installments	165,208	170,037
Total stockholders’ equity	49,096	47,526

Selected Statement of Cash Flows Data - Unaudited

(in thousands)

	Six Months Ended June 30,
	2009	2008
Net cash provided by operating activities	$6,138	$10,492
Net cash used in investing activities	(253)	(735)
Net cash used in financing activities	(4,464)	(13,157)

Net increase (decrease) in cash and cash equivalents	1,421	(3,400)

Calculation of SOI - Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net revenue	$23,604,628	$31,039,094	$46,168,496	$60,406,475
Station operating expenses	(16,895,499)	(21,729,717)	(34,082,297)	(43,032,294)

SOI	$6,709,129	$9,309,377	$12,086,199	$17,374,181

Reconciliation of SOI to Net Income - Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
SOI	$6,709,129	$9,309,377	$12,086,199	$17,374,181
Corporate general and administrative	(2,020,146)	(2,372,908)	(4,159,281)	(4,894,170)
Depreciation and amortization	(724,840)	(721,918)	(1,455,777)	(1,437,866)
Interest expense	(2,779,759)	(2,119,795)	(4,795,424)	(4,794,400)
Loss on extinguishment of long-term debt	11,358	—	(513,642)	—
Other non-operating expenses	(1,489)	44,350	(35,075)	(177,650)
Interest income	84,543	93,982	163,120	197,904
Other non-operating income	18,962	11,200	22,712	51,094
Income tax expense	(588,896)	(1,835,512)	(596,026)	(2,723,529)

Net income	$708,862	$2,408,776	$716,806	$3,595,564

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